Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON SUPPLEMENTAL INFORMATION

We have audited and reported separately herein on the consolidated financial statements of WhiteHorse Finance, Inc. (the “Company”) as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018. We have also previously audited and reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 (not presented herein) appearing under Item 8 of the Company’s 2016, 2015, 2014, 2013 and 2012 Annual Report on Form 10-K.

The senior securities table included elsewhere in this Registration Statement of WhiteHorse Finance, Inc., under the caption “Senior Securities” has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. Such information is the responsibility of the Company’s management. Our audit procedures included determining whether the information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Crowe LLP

New York, New York

May 6, 2019